Exhibit (2)

OFFICER’S CERTIFICATE

I, Craig Ruckman, Assistant Secretary of Brookfield Infrastructure Income Fund Inc., and Secretary of Brookfield Real Assets Income Fund Inc., Oaktree Asset-Backed Income Fund Inc., Oaktree Diversified Income Fund Inc., and Brookfield Investment Funds and each of its separate series (collectively, the “Funds”), hereby certifies that the following is a true and correct copy of the recitals and resolutions adopted by the Boards of Directors/Trustees (the “Boards”) by unanimous written consent effective as of February 26, 2026, and that the resolutions remain in full force and effect.

********

WHEREAS, the current joint insured fidelity bond coverage covering the Funds is expiring on March 15, 2026; and

WHEREAS, it is proposed that, in connection with the fidelity bond coverage requirements of Rule 17g-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), the Funds enter into a Joint Fidelity Bond Agreement (the “Joint Fidelity Bond Agreement”), in substantially the form presented in Exhibit A, providing for the allocation of premiums and minimum levels of recoveries among the Funds; and

WHEREAS, it is proposed that the joint fidelity bond be approved for a one-year period from March 15, 2026 through March 15, 2027, and that the Funds satisfy the fidelity bond coverage requirements under the 1940 Act through participation in the joint fidelity bond.

NOW, THEREFORE, BE IT RESOLVED, that the Boards have determined that the participation by the Funds and other funds, series or accounts managed by Brookfield Public Securities Group LLC (“PSG”) or an affiliate thereof in the joint fidelity bond, which provides for equitable sharing of recoveries, including payment of any reserve premiums, is in the best interests of each Fund; and it is

FURTHER RESOLVED, that the Joint Fidelity Bond Agreement between the Funds and other funds, series or accounts managed by PSG or an affiliate thereof to enter into the joint fidelity bond be, and it hereby is, adopted and approved in substantially the form presented to the Boards, together with such changes and modifications as the officers of the Funds deem advisable; and it is

FURTHER RESOLVED, that the Boards, including a majority of the Directors/Trustees who are not “interested persons” of the Funds, as such term is defined in Section 2(a)(19) of the 1940 Act, and PSG shall review the joint fidelity bond policy at least annually in order to ascertain whether or not such policy continues to be in the best interests of each Fund, and whether or not the premiums to be paid by each Fund is fair and reasonable; and it is

FURTHER RESOLVED, that, in accordance with Rule 17g-1(h) under the 1940 Act, the Assistant Secretary of BII and the Secretary of each other Fund is hereby designated as the officer of the Funds who is authorized and directed to make the filings with the Securities and Exchange Commission and give the notices required by Rule 17g-1(g); and it is

FURTHER RESOLVED, that the proper officers of the Funds be, and they hereby are, authorized and directed at all times to take all actions necessary to assure compliance with these resolutions and said Rule 17g-1; and it is

FURTHER RESOLVED, that the Boards hereby approve the renewal of the fidelity bond coverage, which coverage is maintained jointly on behalf of the Funds and which will provide coverage in the amount as the officers of the Funds may deem appropriate; and it is

FURTHER RESOLVED, that the portion of the premium for the aforementioned joint insured fidelity bond to be paid by each of the Funds is hereby approved, taking into consideration, among other things, the number of parties named as insureds, the nature of the business activities of such other parties, the amount of the joint insured bond, the amount of the premium for such bond, the ratable allocation of the premium among all parties named as insureds, and the extent to which the share of the premium allocated to each Fund is less than the premium such Fund would have had to pay if it had provided and maintained a single insured bond; and it is

FURTHER RESOLVED, that the participation of the Funds as a party in the Joint Fidelity Bond Agreement be, and hereby is, approved; and it is

FURTHER RESOLVED, that an officer of each Fund is hereby authorized and directed to prepare, execute and file such fidelity bond and any supplements thereto, and to take such action as may be necessary or appropriate in order to conform the terms of the fidelity bond coverage to the provisions of the 1940 Act.

EXHIBIT A

JOINT FIDELITY BOND AGREEMENT

As of March 15, 2026

W I T N E S S E T H

WHEREAS, Brookfield Infrastructure Income Fund Inc., Brookfield Real Assets Income Fund Inc., Oaktree Asset-Backed Income Fund Inc., Oaktree Diversified Income Fund Inc. and Brookfield Investment Funds and its separate series, Brookfield Global Listed Real Estate Fund, Brookfield Global Listed Infrastructure Fund, Brookfield Next Generation Infrastructure Fund, Center Coast Brookfield Midstream Focus Fund and Oaktree Emerging Markets Equity Fund as parties to this Agreement (the "Insureds") are named insureds under a financial institution fidelity bond issued by Great American Insurance Company (the "Policy");

NOW, THEREFORE, the parties hereto, in consideration of the premises and the mutual covenants contained herein, hereby agree as follows:

1.  Joint Insured Bond. The Insureds shall maintain in effect the Policy or a substitute fidelity insurance policy providing comparable coverage from one or more reputable fidelity insurance companies which shall be authorized to do business in the place where the Policy is issued.

2.  Allocation of Premium. The Insureds shall pay the portion of the total premium for the Policy set forth in Schedule A hereto.

3.  Allocation of Proceeds.

(a) If one or more Insureds sustain a single loss for which recovery is received under the Policy, each Insured shall receive that portion of the recovery which is sufficient in amount to indemnify that Insured in full for the loss sustained by it (other than the portion thereof subject to a deductible), unless the recovery is inadequate to fully indemnify all Insureds for such single loss.

(b) If the recovery is inadequate to indemnify fully each Insured for such single loss (other than the portion thereof subject to a deductible), the recovery shall be allocated among the Insureds as follows:

(i) Each Insured shall be allocated an amount equal to the lesser of its actual loss (net of any deductible) and the minimum amount of coverage allocated to it in accordance with Schedule A attached hereto; and

(ii) The remaining portion of the recovery (if any) shall be allocated to each Insured for the portion of the loss not fully indemnified by the allocation under subparagraph (i) in the same proportion as the portion of each Insured's loss which is not fully indemnified bears to the sum of the unindemnified loss of itself and the other Insured. If such allocation would result in either Insured's receiving a portion of the recovery in excess of the loss actually sustained by it, the aggregate of such excess portion shall be reallocated to the other Insured if its losses would not be fully indemnified as a result of the foregoing allocation.

(c) If the recovery made pursuant to subparagraphs (a) and (b) hereof reduces the total amount of coverage provided by the Policy because recovery is made from a portion of the Policy written on an "annual aggregate" basis:

(i) The Insureds agree to seek additional coverage to reinstate the reduction in coverage; or

(ii) In the event any subsequent loss is sustained, any recovery by an Insured in excess of the minimum amount allocated to it in accordance with Schedule A from coverage written on an "annual aggregate" basis shall be reallocated in the event of subsequent single loss among the Insured or Insureds sustaining the earlier loss(es) and other Insureds in accordance with subparagraphs (a) and (b) above; or

(iii) Any recovery in excess of the minimum amount allocated in accordance with Schedule A from coverage written on an "annual aggregate" basis shall be paid into an escrow account and allocated in accordance with subparagraphs (a) and (b) above upon final determination of the aggregate losses for the policy year.

(d) In the event that a recovery by an Insured is less than its actual loss because of the applicability of a deductible clause that is applicable on an "annual aggregate" rather than a "per occurrence" basis and one or more other Insureds sustain a subsequent loss or losses to which none or only the remaining portion of the deductible amount applies, the Insured(s) that sustained the earlier loss(es) shall be entitled to a portion of the recovery with respect to the later loss(es) such that the total burden of the deductible amount is borne between the Insureds in accordance with the percentages set forth in Schedule A hereto.

4.  Claims and Settlements. Each Insured shall, within ten days after the making of any claim under the Policy, provide the other Insureds with written notice of the amount and nature of such claim. Each Insured shall, within ten days after the receipt thereof, provide the other Insureds with written notice of the terms of settlement of any claim made under the Policy by such Insured.

5.  Withdrawal. Any Insured may withdraw from this Agreement at any time and cease to be a party hereto (except with respect to losses occurring prior to such withdrawal) by giving not less than 10 days' prior written notice to the other Insureds of such withdrawal. Upon withdrawal, such Insured shall cease to be named insured on the Policy and shall be entitled to receive any premium rebated by the insurance company with respect to such withdrawal.

6.  Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York.

7.  No Assignment. This Agreement is not assignable.

8.  Notices. All notices and other communications hereunder shall be in writing and shall be addressed to the appropriate party at Brookfield Place, 225 Liberty Street, 35th Floor, New York, NY 10281.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the day and year first written above.

Brookfield INFRASTRUCTURE Income Fund Inc.

By:
Craig Ruckman, Assistant Secretary

Brookfield REAL ASSETS Income Fund Inc.,

OAKTREE ASSET-BACKED INCOME FUND INC.,

OAKTREE DIVERSIFIED INCOME FUND INC.,

Brookfield Investment Funds

By:
Craig Ruckman, Secretary

[Signature Page to Joint Fidelity Bond Agreement]

Schedule A

The below chart reflects the premium allocation for the joint insured bond among the Funds that was approved by the Boards of Directors/Trustees. The premium on the joint insured bond has been paid through March 15, 2027.

FIDELITY BOND PREMIUM AMOUNT 2026

Fund Name	Identifier	Average Net Assets as of 01/31/26	Allocation	Fidelity Bond
Brookfield Real Assets Income Fund Inc.	RA	$ 796,001,152.94	9.91%	$ 1,446
Brookfield Global Listed Infrastructure Fund	BGL	118,268,255.63	1.47%	215
Brookfield Global Listed Real Estate Fund	BLR	119,970,306.04	1.49%	218
Brookfield Next Generation Infrastructure Fund	GRSI	25,262,496.06	0.31%	46
Oaktree Asset-Backed Income Fund Inc.	OABF	354,341,749.68	4.41%	643
Oaktree Diversified Income Fund Inc.	ODIF	316,957,485.58	3.95%	576
Oaktree Emerging Markets Equity Fund	EME	325,229,637.88	4.05%	591
Center Coast Brookfield Midstream Focus Fund	CCC	1,004,178,219.39	12.50%	1,824
Brookfield Infrastructure Income Fund Inc.	BII	4,973,798,688.00	61.91%	9,033
Total		$8,034,007,991.19	100.00%	$14,590

*          *          *

IN WITNESS WHEREOF, I have hereunto signed my name this 25th day of March, 2026.

/s/ Craig Ruckman
Craig Ruckman